SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 30, 2001

POLYONE CORPORATION

(Exact name of registrant as specified in charter)

Ohio	1-16091	34-1730488

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 36-5000, 200 Public Square, Cleveland, Ohio	44114-2304

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    216-589-4000

Not Applicable

(Former name or former address, if changed since last report.)

Item 5.	Other Events

PolyOne Corporation announced that its Engineered Films Group has begun a restructuring of its business and manufacturing functions, a move that will yield estimated annual pre-tax savings of approximately $3.5 million. The Company will realize a one-time pre-tax charge of $1.5 million in first-quarter 2001.

Item 7(c)	Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit 99.1 Press Release issued by PolyOne announcing that its Engineered Films Group has begun a restructuring of its business and manufacturing functions.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE CORPORATION

By	/s/ Gregory L. Rutman

Vice President, Chief Legal Officer & Secretary

Dated April 3, 2001

Exhibit 99.1

POLYONE’S ENGINEERED FILMS GROUP ANNOUNCES RESTRUCTURING

      Cleveland, Ohio – March 30, 2001 – PolyOne Corporation (NYSE: POL) today announced that its Engineered Films Group has begun a restructuring of its business and manufacturing functions, a move that will yield estimated annual pre-tax savings of approximately $3.5 million. The Company will realize a one-time pre-tax charge of $1.5 million in first-quarter 2001.

      The restructuring will eliminate approximately 55 administrative and manufacturing positions at three sites: Winchester, Virginia; Lebanon, Pennsylvania; and Yerington, Nevada.

      “We conducted a very thorough analysis of PolyOne’s engineered films businesses and operations,” said Thomas A. Waltermire, chairman and chief executive officer. “We concluded that this step is necessary to improve our competitive cost position while retaining our strengths to support our customers and our future growth.”

      On April 20, 2000, PolyOne’s predecessors, The Geon Company, announced plans to close an engineered films facility in Newton Upper Falls, Massachusetts. PolyOne completed that closing in February 2001, slightly ahead of schedule. A pre-tax restructuring charge of $3.4 million was recognized in the second quarter of 2000. An estimated pre-tax closing expense of $1.6 million will be recognized over the first and second quarters of 2001 in connection with the sale of the property.

      The restructuring, combined with the Massachusetts plant closing, will result in total annual pre-tax earnings improvement of approximately $8.5 million when compared to the year 2000.

      PolyOne’s Engineered Films Group produces film for automotive interiors and industrial applications. The Company is recognized as a technology leader in for the covers of automotive instrument panels and doors. Industrial applications include loose-leaf binder covers, pool liners and medical products.

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Webcast of Analyst Meeting: PolyOne will host an analyst meeting on April 3 and 4 in Cleveland. A live Webcast can be accessed on April 4 beginning at approximately 7:45 a.m. Eastern Time at www.polyone.com.

PolyOne Corporation is an international polymer services company with customer-focused operations in thermoplastic and elastomer compounds, specialty vinyl resins, specialty polymer formulations and inks, engineered films, color and additive systems, rubber compounding and thermoplastic resin distribution. PolyOne was formed from the consolidation of the former M.A. Hanna Company and The Geon Company. Headquartered in Cleveland, Ohio, PolyOne has more than 9,000 employees at 80 manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. The Company’s 2000 pro forma revenues exceeded $3 billion. Information on the Company’s products and services can be found at www.polyone.com.

Dennis A. Cocco Chief Investor & Communications Officer PolyOne Corporation (216) 589-4018

Private Securities Litigation Reform Act of 1995

This release contains statements concerning trends and other forward-looking information affecting or relating to PolyOne Corporation and its industries that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) the risk that the former Geon and M.A. Hanna businesses will not be integrated successfully; (2) an inability to achieve or delays in achieving savings related to the consolidation and restructuring programs; (3) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (4) costs related to the consolidation of Geon and M.A. Hanna; (5) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses, and other political, economic and regulatory risks; (6) unanticipated changes in world, regional or U.S. PVC or other plastics consumption growth rates affecting the Corporation’s markets; (7) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which the Company participates; (8) fluctuations in raw material prices and supply, and in particular fluctuations outside the normal range of industry cycles; (9) unanticipated production outages or material costs associated with scheduled or unscheduled maintenance programs; (10) unanticipated delay in realizing, or inability to realize, expected cost savings from acquisitions; (11) unanticipated costs or difficulties and delays related to the operation of the joint venture entities; (12) lack of day-to-day operating control, including procurement of raw material feedstocks, of the OxyVinyls partnership; (13) lack of direct control over the reliability of delivery and quality of the primary raw materials utilized in the Company’s products; (14) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership.